GENERAL CONTRACT FOR SERVICES

This Contract for Services (this "Contract") is made effective as of October 01, 2001, by and between National Companies, Inc. of 4350 Oakes Rd. Suite 512, Davie, Florida 33314, and Team Nationals Products, Inc. of 4350 Oakes Rd. Suite 512, Davie, Florida 33314. In this Contract, the party who is contracting to receive services will be referred to as "National," and the party who will be providing the services will be referred to as "Team Products."

1. DESCRIPTION OF SERVICES. Beginning on October 01, 2001, Team Products will provide to National the following services (collectively, the "Services"):

       Team Products offers all of its current and future products for sale to the associates of National. Said associates of National shall pay Team Products directly for products sold. All products must be paid for in full by associates prior to any product shipments.

2. PAYMENT FOR SERVICES. In exchange for the Services National will pay Team Products according to the following schedule:

       Team Products agrees tp pay National a commission based on the volume of product sales. Said commission is paid in return for referring their membership of associates to Team Products. See attached exhibit one for commission schedule.

3. TERM. This Contract will remain in effect for a period of One year, and is renewable each year for an additional year.

4. WORK PRODUCT OWNERSHIP. Any copyrightable works, ideas, discoveries, inventions, patents, products, or other information (collectively the "Work Product") developed in whole or in part by Team Products in connection with the Services will be the exclusive property of National. Upon request, Team Products will execute all documents necessary to confirm or perfect the exclusive ownership of National to the Work Product.

5. CONFIDENTIALITY. Team Products, and its employees, agents, or representatives will not at any time or in any manner, either directly or indirectly, use for the personal benefit of Team Products, or divulge, disclose, or communicate in any manner, any information that is proprietary to National. Team Products and its employees, agents, and representatives will protect such information and treat it as strictly confidential. This provision will continue to be effective after the termination of this Contract.

Upon termination of this Contract, Team Products will return to National all records, notes, documentation and other items that were used, created, or controlled by Team Products during the term of this Contract.

6. INDEMNIFICATION. Team Products agrees to indemnify and hold National harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against National that result from the acts or omissions of Team Products and/or Team Products's employees, agents, or representatives.

7. WARRANTY. Team Products shall provide its services and meet its obligations under this Contract in a timely and workmanlike manner, using knowledge and recommendations for performing the services which meet generally acceptable standards in Team Products's community and region, and will provide a standard of care equal to, or superior to, care used by service providers similar to Team Products on similar projects.

8. REMEDIES. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have 30 days from the effective date of such notice to cure the default(s). Unless waived by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Contract.

9. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.

10. SEVERABILITY. If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

11. AMENDMENT. This Contract may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

12. GOVERNING LAW. This Contract shall be construed in accordance with the laws of the State of Florida.

13. NOTICE. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

14. ASSIGNMENT. Neither party may assign or transfer this Contract without the prior written consent of the non-assigning party, which approval shall not be unreasonably withheld.


Service Recipient:
National Companies, Inc.


By:    ________________________________________
       Richard L. Loehr
       President and CEO

Service Provider:
Team Nationals Products, Inc.


By:    ________________________________________
       Richard L. Loehr
       President

                                   Exhibit One

Attachment to the General Contract for Services by and between National Companies, Inc. and Team National Products, Inc., dated October 1, 2001.

Team Nationals Products agrees to pay National Companies, Inc. the following commission schedule on all products that it sells to National associates:

55% of the retail price on all Vita Products.
20 % of the retail price on all Thermal Car Care Products.
25% of the retail price of all Skin Care Systems and La Face Makeup products. 25 % of the retail price of all La Scent fragrances.
10 % of the retail price of all Farms and Gifts orders.

These payments will be calculated on a monthly basis and paid on a monthly basis to National Companies, Inc.

--------------------------------
Richard L. Loehr

President and CEO, Nationals Companies, Inc.



--------------------------------
Richard L. Loehr

President, Team National Products, Inc.